 Exhibit (a)(1)(I)
POWER OF ATTORNEY
The undersigned hereby constitutes and appoints each of Alvaro F. Rizzi Rodrigues and Fernando Della Torre Chagas as the undersigned’s true and lawful attorneys-in-fact, acting jointly or each of them separately, to do, execute, deliver and perform in behalf of ITB HOLDING BRASIL PARTICIPAÇÕES LTDA. and ITAÚ UNIBANCO HOLDING S.A. all and any of the acts, deeds, matters and things hereinafter contained in connection with the offer by ITB Holding Brasil Participações Ltda. (“ITB Holding”) to purchase pursuant to a tender offer in the United States (the “U.S. Tender Offer”) for cash (1) any and all outstanding common shares, no par value per share, of Banco Itaú Chile (formerly Itaú CorpBanca) (the “Company”), held by U.S. holders and (2) any and all outstanding American depositary shares (each of which represents one third of one Common Share) of the Company, including, without limitation, any of the following with full power to take any and all lawful acts which it may deem necessary or desirable:
1.
Execute and deliver for and on behalf of the undersigned the Dealer Manager Agreement to be entered into by and among the undersigned and Itaú BBA USA Securities, Inc.;

2.
Execute for and on behalf of the undersigned Schedule TO and Schedule 13E-3 (including amendments thereto) in accordance with Sections 13(d) of the U.S. Exchange Act of 1934, as amended, to the extent such schedules relate to the undersigned’s beneficial ownership of securities of the Company or any of its subsidiaries;

3.
Do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute any Schedule TO and/or Schedule 13E- 3 (including amendments thereto) and, file the schedules (including amendments thereto) with the U.S. Securities and Exchange Commission and respond to any comments from the U.S. Securities and Exchange Commission in connection thereto; and

4.
Do all acts, sign or execute all such documents, give such undertakings and assurances and take all other actions necessary or desirable in connection with the foregoing.

The undersigned hereby grants to the attorneys-in-fact full power and authority to do and perform all and every act requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present.
This Power of Attorney shall remain in full force and effect until May 30, 2024, unless earlier revoked by the undersigned in a signed writing delivered to the attorney-in-fact. This Power of Attorney does not revoke any other power of attorney that the undersigned has previously granted.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of the date written below.
June 01, 2023
ITB HOLDING BRASIL PARTICIPAÇÕES LTDA.
ITAÚ UNIBANCO HOLDING S.A.
ALEXANDRO BROEDEL LOPES OFFICER	RENATO DA SILVA CARVALHO OFFICER
[Este documento foi assinado digitalmente por Alexsandro Broedel Lopes e Renato Da Silva Carvalho.
Para verificar as assinaturas vá ao site https://itau-unibanco.portaldeassinaturas.com.br/ e utilize o código AC05-85F8-6E6C-9695.]